Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Peraso Inc.

San Jose, California

We hereby consent to the incorporation by reference in the foregoing Registration Statement on Form S-8 pertaining to the registration of 1,500,000 shares of common stock of Peraso Inc. of our report, dated March 29, 2024, relating to the consolidated financial statements as of December 31, 2023 and 2022 and for the years then ended (which report includes an explanatory paragraph relating to substantial doubt about Peraso Inc.’s ability to continue as a going concern).

/s/ Weinberg & Company

Los Angeles, California

February 26, 2025